Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

PETROS PHARMACEUTICALS, INC.

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

This Certificate of Amendment to the Certificate of Designations of Series A Convertible Preferred Stock (the “Amendment”) is dated as of January 24, 2025.

WHEREAS, the board of directors (the “Board”) of Petros Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to the authority granted to it by the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 15,000 authorized shares of preferred stock, classified as Series A Convertible Preferred Stock (the “Preferred Stock”), and the Certificate of Designations of the Preferred Stock (as amended, the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on July 14, 2023 evidencing such terms;

WHEREAS, pursuant to Section 32(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the holders of at least a majority of the outstanding shares of Preferred Stock (the “Required Holders”), voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on January 23, 2025, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Company and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1.	Section 15(g) of the Certificate of Designations is hereby amended and restated to read as follows:

(g)	Change in Nature of Business. Except with respect to the Company’s change in sales strategy related to the Company’s Stendra avanafil and product development strategy as it relates to the development and commercialization of a proprietary platform focused on prescription medication to over-the-counter switch solutions, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, (i) engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and/or its Subsidiaries on the Subscription Date or any business reasonably related or incidental thereto, or (ii) modify its or their corporate structure or purpose in any material respect.

2.	Section 15(q) of the Certificate of Designations is hereby amended and restated to read as follows:

(q)	Cash Minimum. From January 15, 2025 until February 15, 2025, the Company shall, at all times, maintain unencumbered, unrestricted cash and cash equivalents on hand in amount equal to at least $500,000. Such cash shall be maintained in one or more domestic deposit accounts, money market accounts or certificates of deposit (with a maturity of no more than three months) with one or more Eligible Banks. For purposes hereof, an “Eligible Bank” is a U.S. chartered commercial bank with total assets in excess of $300 billion.

2.	Section 33(nn) of the Certificate of Designations is hereby amended and restated to read as follows:

(nn)	“Installment Date” means (i) the earlier of (x) the first Trading Day of the calendar month which is at least 25 Trading Days after the date that the initial Registration Statement is declared effective by the SEC and (y) November 1, 2023, (ii) thereafter, the first Trading Day of the calendar month immediately following the previous Installment Date until November 1, 2024, and (iii) the Maturity Date.

3.	Section 33(tt) of the Certificate of Designations is hereby amended and restated to read as follows:

(tt)	“Maturity Date” shall mean February 15, 2025; provided, however, the Maturity Date may be extended at the option of a Holder (i) in the event that, and for so long as, a Triggering Event shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in a Triggering Event or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of its Preferred Shares pursuant to Section 4 hereof, and the Conversion Amount would be limited pursuant to Section 4(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of such Preferred Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer this 24th day of January, 2025.

PETROS PHARMACEUTICALS, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman of the Board